Exhibit 12.1

CBL & Associates Properties, Inc.
Computation of Ratio of Earnings to Fixed Charges
(in thousands, except ratios)

	Three Months Ended March 31,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007

Earnings:
Income (loss) before discontinued operations, equity in earnings and noncontrolling interests	$34,196	$32,596	$153,494	$128,966	$(8,736)	$70,793	$146,378
Fixed charges less capitalized interest and preferred dividends	60,092	68,313	271,704	289,686	290,964	308,787	283,464
Distributed income of equity investees	3,167	1,459	9,586	4,959	12,665	15,661	9,450
Equity in losses of equity investees for which charges arise from guarantees	(23)	(50)	—	(1,646)	—	—	—
Noncontrolling interest in earnings of subsidiaries that have not incurred fixed charges	(968)	(1,013)	(4,158)	(4,203)	(4,901)	(3,886)	(5,278)

Total earnings	$96,464	$101,305	$430,626	$417,762	$289,992	$391,355	$434,014

Fixed charges (1):
Interest expense (2)	$60,092	$68,313	$271,704	$289,686	$290,964	$308,787	$283,464
Capitalized interest	662	1,042	4,955	3,577	6,807	18,938	15,414
Preferred dividends (3)	5,144	5,085	20,644	20,670	20,737	20,263	4,263

Total fixed charges	$65,898	$74,440	$297,303	$313,933	$318,508	$347,988	$303,141

Ratio of earnings to fixed charges (4)	1.46	1.36	1.45	1.33	—	1.12	1.43

(1) The interest portion of rental expense is not calculated because the rental expense of the company is not significant.
(2) Interest expense includes amortization of capitalized debt expenses and amortization of premiums and discounts.
(3) Represents preferred distributions to the Company's partner in CW Joint Venture, LLC.
(4) Total earnings for the year ended December 31, 2009 were inadequate to cover fixed charges by $28,516.

CBL & Associates Properties, Inc.
Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
(in thousands, except ratios)

	Three Months Ended March 31,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007

Earnings:
Income (loss) before discontinued operations, equity in earnings and noncontrolling interests	$34,196	$32,596	$153,494	$128,966	$(8,736)	$70,793	$146,378
Fixed charges less capitalized interest and preferred stock dividends	60,092	68,313	271,704	289,686	290,964	308,787	283,464
Distributed income of equity investees	3,167	1,459	9,586	4,959	12,665	15,661	9,450
Equity in losses of equity investees for which charges arise from guarantees	(23)	(50)	—	(1,646)	—	—	—
Noncontrolling interest in earnings of subsidiaries that have not incurred fixed charges	(968)	(1,013)	(4,158)	(4,203)	(4,901)	(3,886)	(5,278)

Total earnings	$96,464	$101,305	$430,626	$417,762	$289,992	$391,355	$434,014

Combined fixed charges and preferred stock dividends (1):
Interest expense (2)	$60,092	$68,313	$271,704	$289,686	$290,964	$308,787	$283,464
Capitalized interest	662	1,042	4,955	3,577	6,807	18,938	15,414
Preferred dividends (3)	15,738	15,679	63,020	53,289	42,555	42,082	34,038

Total combined fixed charges and preferred stock dividends	$76,492	$85,034	$339,679	$346,552	$340,326	$369,807	$332,916

Ratio of earnings to combined fixed charges and preferred stock dividends (4)	1.26	1.19	1.27	1.21	—	1.06	1.30

(1)    The interest portion of rental expense is not calculated because the rental expense of the company is not significant.

(2)    Interest expense includes amortization of capitalized debt expenses and amortization of premiums and discounts.

(3)    Represents preferred distributions to the Company's partner in CW Joint Venture, LLC.

(4)    The total earnings for the year ended December 31, 2009 were inadequate to cover combined fixed charges and preferred stock dividends by $50,334.